SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 12, 1999
                                  --------------




                           GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48265-1000
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------




















                                    - 1 -

ITEM 5.  OTHER EVENTS

         On April 12, 1999 General Motors Corporation (GM) announced that the GM Board of Directors approved the complete separation of Delphi from GM by means of a tax-free spin-off. GM's consolidated financial statements have been restated to reflect Delphi as discontinued operations and were filed on April 15, 1999 on a Form 8-K dated April 12, 1999. Included as part of this Form 8-K is GM's restated Management's Discussion and Analysis of Financial Condition and Results of Operations that corresponds to the restated financial statements.

                                 * * * * * *


                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

  Management's Discussion and Analysis of Financial Condition and Results of
                                   Operations

   The following management's discussion and analysis of financial condition and results of operations (MD&A) should be read in conjunction with the Hughes Electronics Corporation consolidated financial statements and MD&A for the period ended December 31, 1998, included as Exhibit 99 to this Annual Report on Form 10-K, and the Delphi Automotive Systems Corporation (Delphi) and the General Motors Acceptance Corporation (GMAC) Annual Reports on Form 10-K for the period ended December 31, 1998, both filed separately with the Securities and Exchange Commission. The financial data related to Delphi is presented as discontinued operations for all periods presented and Electronic Data Systems Corporation (EDS) is presented as discontinued operations for 1996. Hughes
Electronics Corporation, prior to the December 17, 1997 restructuring of the company, is hereinafter referred to as "former Hughes," and Hughes Electronics Corporation, subsequent to the December 17, 1997 restructuring of the company, is hereinafter referred to as "Hughes." All earnings per share amounts included in the MD&A are reported as basic.
   GM presents separate supplemental consolidating financial information for the following businesses: Automotive, Electronics and Other Operations and Financing and Insurance Operations.
   GM's reportable operating segments within its Automotive, Electronics and Other Operations business consist of:

   . General Motors Automotive (GMA), which is comprised of four regions: GM North America (GMNA), GM Europe (GME), GM Asia/Pacific (GMAP), and GM Latin America/Africa/Mid-East (GMLAAM), Delphi, Hughes, and Other.
      GMNA designs, manufactures, and markets vehicles primarily in North America under the following nameplates: Chevrolet, Pontiac, GMC, Oldsmobile, Buick, Cadillac, and Saturn. GME, GMAP and GMLAAM meet the demands of customers outside North America with vehicles designed, manufactured and marketed under the following nameplates: Opel,
      Vauxhall, Holden, Isuzu, Saab, Chevrolet, GMC, and Cadillac.
   . Hughes includes activities relating to designing, manufacturing, and marketing advanced technology electronic systems, products, and services for the telecommunications and space industries.
   .  The Other  segment  includes the design,  manufacturing  and  marketing of
      locomotives   and  heavy-duty   transmissions   and  the   elimination  of
      intersegment transactions.

   GM's reportable operating segments within its Financing and Insurance Operations business consist of GMAC and Other. GMAC provides a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, and vehicle and homeowners insurance. The Financing and Insurance Operations' Other segment includes financing entities operating in Canada, Germany and Brazil.
   The disaggregated financial results for GMA have been prepared using a management approach, which is consistent with the basis and manner in which GM management internally disaggregates financial information for the purposes of assisting in making internal operating decisions. In this regard, certain common expenses were allocated among regions less precisely than would be required for standalone financial information prepared in accordance with generally accepted accounting principles (GAAP) and certain expenses (primarily certain U.S. taxes related to non-U.S. operations) were included in the Automotive, Electronics and Other Operations' Other segment. The financial results represent the historical information used by management for internal decision making purposes; therefore, other data prepared to represent the way in which the business will operate in the future, or data prepared on a GAAP basis, may be materially different.





                                    - 2 -
                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS

   In 1998, GM's consolidated income from continuing operations totaled $3.0 billion or $4.40 per share of $1-2/3 par value common stock, compared with $6.5 billion or $8.52 per share of $1-2/3 par value common stock and $4.1 billion or $5.08 per share of $1-2/3 par value common stock in 1997 and 1996, respectively.
   The 1998 financial results were impacted by charges of $228 million after-tax, or $0.35 per share of $1-2/3 par value common stock, resulting from GM's 1998 competitiveness studies (see Competitiveness Studies). The 1997 financial results were impacted by two significant items: a $4.3 billion tax-free gain, or $5.91 per share of $1-2/3 par value common stock, resulting from the December 17, 1997 completion of the strategic restructuring of former Hughes (see Hughes Financial Review); and charges of $3.1 billion after-tax, or $4.34 per share of $1-2/3 par value common stock, resulting from GM's 1997 competitiveness studies (see Competitiveness Studies). Excluding the impact of these and other special items of $44 million in losses and $476 million in income for 1998 and 1997, respectively, income was $3.3 billion, or $4.82 per share of $1-2/3 par value common stock and $4.9 billion, or $6.40 per share of $1-2/3 par value common stock for 1998 and 1997, respectively.
   On February 5, 1999, Delphi completed an initial public offering of 100 million shares of its common stock, which represented 17.7% of its outstanding common shares. On April 12, 1999, the GM Board of Directors approved the complete separation of Delphi from GM by means of a tax-free spin-off in which
80.1 percent of the ownership of Delphi, 452.6 million shares of Delphi common stock now owned by GM, will be distributed on a pro-rata basis to owners of GM $1-2/3 par value common stock, and if GM receives a favorable ruling from the Internal Revenue Service prior to May 14, 1999, GM will contribute the other 2.2% of Delphi shares it owns, 12.4 million shares, to a Voluntary Employee Beneficiary Association (VEBA) trust to fund benefits to hourly retirees. If such a ruling is not received, the additional 2.2 percent of Delphi shares held by GM also will be distributed to GM stockholders, in which case the same record date of May 25, 1999 and payment date of May 28, 1999 will be used.
   The financial data related to GM's investment in Delphi prior to the approved May, 1999 spin-off is classified as discontinued operations for all periods presented. The financial data of Delphi reflect the historical results of operations and cash flows of the businesses that were considered part of the Delphi business segment of GM during each respective period; they do not reflect many significant changes that will occur in the operations and funding of Delphi as a result of the separation from GM and the IPO. The Delphi financial data classified as discontinued operations reflect the assets and liabilities transferred to Delphi in accordance with the terms of a master separation agreement to which Delphi and GM are parties (the "Separation Agreement"). Delphi and Delco Electronics Corporation ("Delco Electronics"), the electronics and mobile communication business that was transferred to Delphi in December 1997, were under the common control of GM during such periods; therefore, the Delphi financial data include amounts relating to Delco Electronics for all periods presented, although Delco Electronics was not integrated with Delphi until December 1997. GM's 1998, 1997 and 1996 net income includes Delphi as a discontinued operation. Delphi had net losses of $93 million in 1998 and net income of $215 million and $853 million in 1997 and 1996, respectively. Additional information regarding the spin-off of Delphi is contained in Note 23 to the GM consolidated financial statements filed on Form 8-K dated April 12, 1999.
   GM completed the split-off of Electronic Data Systems Corporation (EDS) on June 7, 1996 and, accordingly, the financial results related to EDS through the split-off date have been reported as discontinued operations. GM's 1996 net income, includes EDS as a discontinued operation through the June 7, 1996 split-off. EDS income totaled $10 million in 1996. Additional information regarding the split-off of EDS is contained in Note 23 to the GM consolidated financial statements filed on Form 8-K dated April 12, 1999.

Automotive, Electronics and Other Operations
--------------------------------------------

   Highlights of financial performance by GM's Automotive, Electronics and Other Operations business were as follows for the years ended December 31, (in millions):

                                        1998        1997        1996
                                        ----        ----        ----
Manufactured products sales and revenues
GMA                                 $125,683    $134,121    $127,590
Hughes                                 5,964       5,128       4,009
Other                                  2,629       8,894       8,458
                                    --------    --------    --------
  Manufactured products sales and
     revenues                       $134,276    $148,143    $140,057
                                    ========    ========    ========

Net income (loss)
GMA                                   $1,634        $449      $2,337
Hughes                                   272         471         184
Other                                   (279)      4,245         338
                                       -----       -----      ------
  Income from continuing operations    1,627       5,165       2,859
Discontinued operations                  (93)        215         863
                                      ------       -----       -----
  Net income                          $1,534      $5,380      $3,722
                                       =====       =====       =====

   The amounts above and the GMA and Hughes Financial Reviews that are presented on pages 4 through 9 reflect the change in GM's organizational structure resulting from the restructuring of former Hughes. As such, Hughes amounts exclude Delco and Hughes Defense and Other includes Hughes Defense.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

GMA Financial Highlights

                                            Year Ended December 31,
                                            -----------------------
                                        1998 (1)    1997 (1)    1996 (1)
                                        --------    --------    --------
                                               (Dollars in Millions)
GMNA
Manufactured products sales
  and revenues                       $94,201    $100,256     $93,382
                                      ------     -------      ------

Pre-tax income (loss)                  2,409        (249)        836
Income tax expense (benefit)             787        (272)         54
Earnings of nonconsolidated associates
  and minority interests                  13         (35)         37
                                     -------          --        ----
GMNA income (loss)                    $1,635        $(12)       $819
                                       =====          ==         ===


GME
Manufactured products sales
  and revenues                       $25,036     $24,106     $25,528
                                      ------      ------      ------

Pre-tax income                           740         256       1,053
Income tax expense                       319         121         168
Earnings of nonconsolidated associates
  and minority interests                  (2)       (152)       (107)
                                       -----         ---         ---
GME income (loss)                       $419        $(17)       $778
                                         ===          ==         ===


GMLAAM
Manufactured products sales
  and revenues                        $7,403      $8,572      $6,723
                                       -----       -----       -----

Pre-tax (loss) income                   (471)        536         667
Income tax (benefit) expense            (213)         43         106
Earnings of nonconsolidated associates
  and minority interests                  83         174          81
                                        ----         ---        ----
GMLAAM (loss) income                   $(175)       $667        $642
                                         ===         ===         ===


GMAP
Manufactured products sales
  and revenues                        $2,923      $2,980      $3,001
                                       -----       -----       -----

Pre-tax (loss) income                    (82)       (235)         63
Income tax expense (benefit)               9         (29)         32
Earnings of nonconsolidated associates
  and minority interests                (152)         34          79
                                         ---        ----        ----
GMAP (loss) income                     $(243)      $(172)       $110
                                         ===         ===         ===



GMA (2)
Manufactured products sales
  and revenues                      $125,683    $134,121    $127,590
                                    --------    --------    --------

Pre-tax income                         2,594         279       2,600
Income tax expense (benefit)             902        (149)        353
Earnings of nonconsolidated associates
  and minority interests                 (58)         21          90
                                     -------        ----      ------
GMA income                            $1,634        $449      $2,337
                                       =====         ===       =====



(1)Adjustments have been made to GMA's results to reflect the impact of adjustments to Delphi's management basis financial statements in connection with its separation.
(2)GMA's results include eliminations of activity between GMNA, GME, GMLAAM, GMAP.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Vehicle Unit Deliveries of Cars and Trucks - GMA

                                                         Years Ended December 31,
                                                         ------------------------
                                     1998                              1997                                1996
                        ------------------------------      ------------------------------      ------------------------------
                                               GM as                               GM as                               GM as
                                               a % of                              a % of                             a % of
                        Industry      GM      Industry      Industry      GM      Industry      Industry      GM      Industry
                        --------      --      --------      --------      --      --------      --------      --      --------
                                                                   (Units in Thousands)
GMNA
  United States

   Cars                   8,184     2,459      30.0%          8,289      2,689      32.4%         8,528     2,786      32.7%
   Trucks                 7,787     2,150      27.6%          7,212      2,077      28.8%         6,931     2,007      29.0%
                         ------     -----                    ------      -----                   ------     -----
     Total United States 15,971     4,609      28.9%         15,501      4,766      30.8%        15,459     4,793      31.0%
   Canada                 1,427       428      30.0%          1,424        451      31.7%         1,203       381      31.7%
   Mexico                   664       175      26.3%            496        143      28.9%           332        89      26.8%
                         ------     -----                    ------      -----                   ------     -----
  Total GMNA             18,062     5,212      28.9%         17,421      5,360      30.8%        16,994     5,263      31.0%
                         ------     -----                    ------      -----                   ------     -----
GME
   Germany                4,036       548      13.6%          3,792        566      14.9%         3,746       581      15.5%
   United Kingdom         2,546       329      12.9%          2,445        338      13.8%         2,282       328      14.4%
   Other West Europe      9,737       851       8.7%          8,942        804       9.0%         8,444       780       9.2%
                         ------     -----                    ------      -----                   ------     -----
   Total West Europe     16,319     1,728      10.6%         15,179      1,708      11.2%        14,472     1,689      11.7%
   Central/East Europe    2,828       129       4.6%          2,918        125       4.3%         2,405       100       4.2%
                         ------     -----                    ------      -----                   ------     -----
   Total GME             19,147     1,857       9.7%         18,097      1,833      10.1%        16,877     1,789      10.6%
                         ------     -----                    ------      -----                   ------     -----
GMLAAM
  Brazil                  1,533       344      22.5%          1,943        410      21.1%         1,731       384      22.2%
  Venezuela                 174        45      25.8%            178         48      26.7%            68        16      23.5%
  Other Latin America       864       129      14.9%            885        130      14.7%           784       114      14.5%
                         ------     -----                    ------      -----                   ------     -----
   Total Latin America    2,571       518      20.2%          3,006        588      19.6%         2,583       514      19.9%
  Africa                    614        81      13.2%            673        106      15.7%           681        81      11.9%
  Middle East               747        54       7.2%            693         52       7.5%           664        66      10.0%
                         ------     -----                    ------      -----                   ------     -----
   Total GMLAAM           3,932       653      16.6%          4,372        746      17.1%         3,928       661      16.8%
                         ------     -----                    ------      -----                   ------     -----
GMAP
   Australia                808       157      19.5%            724        128      17.7%           651       131      20.1%
   Other Asia and
     Pacific             10,068       286       2.8%         12,564        447       3.6%        13,081       494       3.8%
                         ------     -----                    ------      -----                   ------     -----
   Total GMAP            10,876       443       4.1%         13,288        575       4.3%        13,732       625       4.6%
                         ------     -----                    ------      -----                   ------     -----

Total Worldwide          52,017     8,165      15.7%         53,178      8,514      16.0%        51,531     8,338      16.2%
                         ======     =====                    ======      =====                   ======     =====


                                     Years Ended December 31,
                                     ------------------------
                                1998           1997            1996
                                ----           ----            ----
                                         (Units in Thousands)
Wholesale Sales

GMNA
  Cars                         2,731          3,095            2,913
  Trucks                       2,340          2,454            2,239
                               -----          -----            -----
    Total GMNA                 5,071          5,549            5,152
                               -----          -----            -----
GME
  Cars                         1,882          1,708            1,673
  Trucks                         125            142              122
                              ------         ------           ------
    Total GME                  2,007          1,850            1,795
                               -----          -----            -----
GMLAAM
  Cars                           404            495              459
  Trucks                         248            290              244
                                 ---            ---              ---
    Total GMLAAM                 652            785              703
                                 ---            ---              ---
GMAP
  Cars                           202            176              199
  Trucks                         217            416              414
                                 ---            ---              ---
    Total GMAP                   419            592              613
                                 ---            ---              ---

Total Worldwide                8,149          8,776            8,263
                               =====          =====            =====

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

GMA Financial Review

   Including $228 million and $3.0 billion of after-tax charges for 1998 and 1997, respectively, related to the competitiveness studies (see Competitiveness Studies), GMA's income was $1.6 billion and $449 million for 1998 and 1997, respectively. Excluding the competitiveness studies charges, GMA's income was $1.9 billion or 1.5% of manufactured products sales and revenues and $3.5 billion or 2.6% of manufactured products sales and revenues for 1998 and 1997, respectively. Income was $2.3 billion or 1.8% of manufactured products sales and revenues in 1996. The decrease in 1998 income was primarily due to lower production volumes at GMNA associated with the work stoppages at two component plants in Flint, Michigan, as discussed below, and the economic downturn throughout Latin America, partially offset by material and structural cost savings.
   Members of United Auto Workers Locals 659 and 651 in Flint, Michigan ceased production at two component plants on June 5 and June 11, 1998, respectively. Work stoppages at both facilities were resolved July 28, 1998 when tentative agreements were reached. Both agreements were ratified by the rank and file on July 29, 1998. Operations began to accelerate to normal production levels July 30, 1998. These work stoppages had an aggregate unfavorable after-tax impact of approximately $1.5 billion, or $2.26 per share of GM $1-2/3 par value common stock during 1998 that resulted from a loss of approximately 371,000 units of production.
   The increase in 1997 income compared to 1996 (excluding the competitiveness studies charges) was primarily due to higher wholesale sales volumes, continued improvement in the profitability of new vehicles, and lower material and engineering costs. These factors were partially offset by higher retail incentives, increased commercial spending to support the numerous vehicle launches, and the unfavorable impact of approximately $240 million after-tax related to work stoppage production losses in 1997.
   Manufactured products sales and revenues for 1998 were $125.7 billion, which represented a decrease of $8.4 billion compared with 1997. The decrease was largely due to a lower number of wholesale units sold as a result of the previously mentioned work stoppages and the economic downturn throughout Latin America. Manufactured products sales and revenues for 1997 were $134.1 billion, which represented an increase of $6.5 billion compared with 1996. The improvement was primarily due to a 513,000 unit increase in wholesale sales volumes.
   GMA reported 1998 pre-tax income of $2.6 billion compared with $279 million and $2.6 billion for 1997 and 1996, respectively. Excluding the $224 million and $4.7 billion pre-tax impact of the competitiveness studies charges, GMA's pre-tax income was $2.8 billion and $5.0 billion for 1998 and 1997, respectively. The decrease in 1998 pre-tax income (excluding the competitiveness studies charges) was primarily due to the impact of lower wholesale sales resulting from the previously mentioned work stoppages and higher retail incentives, partially offset by material, engineering and manufacturing cost improvements. The increase in 1997 pre-tax income was primarily due to higher wholesale sales volumes, continued improvement in the profitability of new vehicles, and lower material and engineering costs.
   GMA's 1998 worldwide market share decreased to 15.7%, compared with 16.0% and 16.2% in 1997 and 1996, respectively. The decrease in market share was primarily due to dealer inventory shortages due to the above mentioned work stoppages at GMNA. GMNA's 1998 market share was 28.9% compared with 30.8% and 31.0% for 1997 and 1996, respectively.
   GMNA reported income of $1.6 billion for 1998 compared with a loss of $12 million and income of $819 million for 1997 and 1996, respectively. Excluding the competitiveness studies charges, GMNA's income was $1.7 billion and $2.4 billion for 1998 and 1997, respectively. The decrease in income for 1998 compared to 1997(excluding the competitiveness studies charges) was primarily due to the previously discussed work stoppages, minimized by strong cost performance which more than offset price reductions driven by competitive market pressures. The 1998 cost performance resulted from quality initiatives, material performance and reduced structural cost. The increase in income for 1997 compared to 1996 (excluding the competitiveness studies charges) was primarily due to a 397,000 unit increase in wholesale sales volumes, continued improvement in the profitability of new vehicles, and lower material and engineering costs. These factors were partially offset by higher retail incentives, increased commercial spending to support the numerous vehicle launches in progress, and the unfavorable impact of the work stoppages.
   GME reported income of $419 million for 1998 compared with a loss of $17 million and income of $778 million for 1997 and 1996, respectively. Excluding the competitiveness studies charge, GME's income was $471 million for 1997. GME's results also included an after-tax charge in 1998 of $44 million related to work schedule modifications at Opel Belgium and after-tax gains in 1997 of $103 million related to the sale of GME's interest in Avis Europe and $55 million related to a settlement agreement with Volkswagen A.G. Excluding these items, GME's income was $463 million and $313 million for 1998 and 1997, respectively. The increase in 1998 adjusted earnings compared to 1997 was primarily due to savings on material costs and policy & warranty spending, as well as lower equity losses from Saab Automobile A.B. (Saab). The decrease in 1997 adjusted earnings compared to 1996 was primarily due to higher sales and marketing costs under intensely competitive market conditions, and lower equity earnings from Saab related to the launch of the new 9-5 model. The 1996 Restructuring Agreement between GM and Saab's other owners (Investor A.B.) includes certain provisions and options which may

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

GMA Financial Review (concluded)

impact the relative ownership interests of the parties involved. The agreement gives GM and Adam Opel the right to purchase up to 100% of Investor A.B.'s interest in Saab during 1999 and 2000. Investor A.B. has the right to sell up to 50% of its present holdings in Saab to GM and Adam Opel in 2000. GM currently maintains a 50% ownership interest in Saab.
   GMLAAM reported a loss of $175 million for 1998 compared with income of $667 million and $642 million for 1997 and 1996, respectively. The decrease in 1998 earnings compared to 1997 was primarily due to the economic downturn throughout Latin America, $51 million of after-tax charges in 1998 related to the competitiveness studies, and higher incentive costs. The increase in 1997 earnings compared to 1996 was primarily due to an increase in wholesale sales. The financial outlook for GMLAAM is uncertain for 1999 due to the ongoing economic crisis in Latin America. In 1998, GMLAAM reduced employment levels by approximately 21%, in an effort to resize the operations to the current conditions. An additional reduction should be accomplished in 1999 by further significant schedule adjustments. Capital spending has also been greatly reduced to conserve cash in the region.
   GMAP reported a loss of $243 million in 1998 compared with a loss of $172 million and income of $110 million for 1997 and 1996, respectively. Excluding the competitiveness studies charges, GMAP's losses were $146 million and $2 million for 1998 and 1997, respectively. Higher losses for 1998 compared to 1997 were primarily attributable to decreased equity earnings at Isuzu resulting from a write down of investments due to the economic downturn in Asia and continued spending associated with GMAP's growth strategy. The decrease in 1997 earnings compared to 1996 was due to increased spending associated with GMAP's growth strategy and the beginning of the economic downturn in Asia.
   GMA's effective income tax (credit) rate for 1998 was 34.8% compared with (53.0)% and 13.6% for 1997 and 1996, respectively. Excluding the previously mentioned competitiveness studies charges, the effective income tax rates for 1998 and 1997 were 34.5% and 32.3%, respectively. These adjusted rates indicated a return to a more normalized level. The lower 1996 tax rate resulted from research and experimentation credits in the United States, a favorable resolution of items related to GM's 1995 tax return, and a favorable tax position in Mexico.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Hughes Financial Highlights

                                              Years Ended December 31,
                                              ------------------------
                                           1998        1997(1)       1996(1)
                                           ----        ----          ----
                                            (Dollars in Millions Except Per
Share Amounts)

Revenues                                  $5,964        $5,128       $4,009
                                           -----         -----        -----
Pre-tax income                               310           734          257
Income tax (benefit) expense                 (45)          237          105
Minority interests                            24            25           53
Losses in nonconsolidated associates        (128)          (72)         (42)
                                             ---         -----        -----
    Net income                              $251          $450         $163
                                             ===           ===          ===

   Earnings used for computation of Available
    Separate Consolidated Net Income (2)    $272          $471         $184

   Earnings per share attributable
    to Class H common stock (3)            $0.68         $1.18        $0.46

------------

(1)The 1997 and 1996 amounts relate only to the telecommunications and space business of former Hughes to reflect the changes to GM's organizational structure resulting from the Hughes Transactions which occurred in December 1997. See further discussion of Hughes Transactions below.
(2)Excludes amortization of GM purchase accounting adjustments of $21 million in each of the years related to GM's acquisition of Hughes Aircraft Company
   (HAC) in 1985.
(3)For 1997 and 1996, earnings per share attributable to Class H common stock are presented on a pro forma basis. Prior to the Hughes Transactions, such amounts were calculated based on the financial performance of former Hughes. Since the financial highlights for 1997 and 1996 relate only to the telecommunications and space business of former Hughes, they do not reflect the earnings per share attributable to the former Class H common stock on a historical basis. The pro forma presentation, therefore, presents the financial results which would have been achieved for 1997 and 1996 relative to the Class H common stock based solely on the performance of the telecommunications and space business of former Hughes. See Hughes Financial Review for further discussion.

Hughes Financial Review

   On December 17, 1997, GM and former Hughes completed a series of transactions (Hughes Transactions) that were designed to address strategic challenges facing the three principal businesses of former Hughes (consisting of the defense electronics, automotive electronics and telecommunications and space businesses). The Hughes Transactions included the tax-free spin-off of the defense electronics business of former Hughes (Hughes Defense) to holders of GM's $1-2/3 par value and Class H common stocks, the transfer of Delco from former Hughes to Delphi, and the recapitalization of Class H common stock into a new GM tracking stock, Class H common stock, that is linked to the remaining telecommunications and space business of Hughes. The Hughes Transactions were followed immediately by the merger of Hughes Defense with Raytheon Company. The 1997 and 1996 amounts presented for Hughes relate only to the telecommunications and space businesses of former Hughes.
   Revenues increased to $6.0 billion in 1998, compared with $5.1 billion in 1997 and $4.0 billion in 1996. The 1998 revenue growth was propelled by an increase in the DIRECTV(R) businesses due to strong subscriber growth and average monthly revenues per subscriber, as well as low subscriber churn rates; an increase at PanAmSat primarily from the May 1997 PanAmSat merger and increased operating lease revenues for video, data and Internet-related services; higher commercial satellite sales; and higher sales of DIRECTV(TM) receiver equipment. The 1997 increase was due primarily to strong DIRECTV subscriber growth, higher sales of commercial satellites and completion of the PanAmSat merger.
   Operating profit, excluding amortization of purchase accounting adjustments related to GM's acquisition of HAC, was $270 million in 1998 compared with $306 million and $210 million in 1997 and 1996, respectively. Full-year 1998 operating profit margin on the same basis was 4.5% compared with 6.0% in 1997 and 5.2% in 1996. The lower 1998 operating profit and operating profit margin were principally a result of lower sales of wireless telephone systems and private business networks in the Asia Pacific region, as well as provisions for estimated losses associated with uncollectible amounts due from certain wireless customers at Hughes Network Systems. These were offset in part by the lower operating losses at domestic DIRECTV and higher operating profit at PanAmSat. The increase in 1997 operating profit and operating profit margin resulted primarily from the completion of the PanAmSat merger, reduced losses in the DIRECTV business and higher commercial satellite sales.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Hughes Financial Review (concluded)

   Pre-tax income was $310 million in 1998, compared with $734 million and $257 million in 1997 and 1996, respectively. The decrease in 1998 primarily resulted from the 1997 $490 million pre-tax gain recognized in connection with the PanAmSat merger in 1997, goodwill amortization associated with the PanAmSat merger and a provision for uncollectible amounts due from certain wireless customers, offset by a decrease in interest expense and an increase in interest income. The increase in 1997 of $477 million from 1996 reflects the $490 million pre-tax gain discussed above, the completion of the PanAmSat merger, reduced losses in the DIRECTV business and higher commercial satellite sales. Nineteen ninety-six included the $120 million pre-tax gain recognized from the sale of 2.5% of DIRECTV to AT&T.
   The effective income tax rate for 1998 was (14.5)%, compared with 32.3% and 40.9% in 1997 and 1996, respectively. The effective income tax rate in 1998 benefited from the favorable adjustment relating to an agreement with the Internal Revenue Service regarding the treatment of research and experimentation costs for the years 1983 through 1995. The 1997 decrease in the effective income tax rate was due primarily to an increase in research and experimentation credits and the favorable resolution of certain tax contingencies.
   Excluding amortization of purchase accounting adjustments related to GM's acquisition of HAC, Hughes' earnings used for computation of available separate consolidated net income for 1998 was $272 million compared with $471 million and $184 million in 1997 and 1996, respectively.
   In May 1998, Hughes purchased an additional 9.5% interest in PanAmSat, increasing Hughes' ownership interest in PanAmSat to 81.0%.
   In October 1998, Hughes agreed to acquire, pending regulatory approval in Mexico, an additional ownership interest in Grupo Galaxy Mexicana, S.A. de C.V.
(GGM), a Galaxy Latin America, LCC (GLA) local operating company located in Mexico, from Grupo MVS, S.A. de C.V. (MVS). Hughes' equity ownership will represent 49.0% of the voting equity and all of the non-voting equity of GGM. As part of the transaction, Hughes acquired from MVS an additional 10.0% interest in GLA, increasing its ownership interest to 70.0% as well as an additional 19.8% interest in SurFin Ltd., increasing its ownership percentage to 59.1%.
   In December 1998, Hughes agreed to acquire all of the outstanding capital stock of United States Satellite Broadcasting Company, Inc. (USSB). USSB
provides direct-to-home premium satellite programming in conjunction with DIRECTV's basic programming service. USSB launched its service in June 1994 and, as of December 31, 1998, had more than two million subscribers nationwide. The acquisition will be accounted for using the purchase method of accounting. The purchase price, consisting of cash and GM Class H common stock, will be determined at closing based upon an agreed-upon formula and will not exceed $1.6 billion in the aggregate. Subject to certain limitations in the merger agreement, USSB shareholders will be entitled to elect to receive cash or shares of GM Class H common stock. The amount of cash to be paid in the merger cannot be less than 30% or greater than 50% of the aggregate purchase price with the remaining consideration consisting of GM Class H common stock. The merger, which is subject to USSB shareholder approval and the receipt of appropriate regulatory approval, is expected to close in early to mid-1999.
   In January 1999, Hughes agreed to acquire Primestar, Inc.'s (Primestar) 2.3 million-subscriber medium-power direct-to-home business. In a related transaction, Hughes also agreed to acquire the high-power satellite assets and direct broadcast satellite (DBS) orbital frequencies of Tempo, a wholly-owned subsidiary of TCI Satellite Entertainment, Inc. The Primestar transaction, pending regulatory and Primestar lender approval, is expected to close in early to mid-1999. The Tempo transaction, pending regulatory approval, is expected to close in mid to late-1999.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Financing and Insurance Operations
----------------------------------

  Highlights of financial performance by GM's Financing and Insurance Operations business were as follows for the years ended December 31, (in millions):

                                                 1998        1997        1996
                                                 ----        ----        ----
Financing revenues
GMAC                                          $12,731     $12,577     $12,644
Other                                             854         185          30
                                             --------    --------   ---------
  Total                                       $13,585     $12,762     $12,674
                                              =======     =======     =======

Net income
GMAC                                           $1,325      $1,301      $1,240
Other                                              97          17           1
                                              -------     -------    --------
  Total                                        $1,422      $1,318      $1,241
                                               ======      ======      ======


GMAC Financial Highlights

                                                    Years Ended December 31,
                                                    ------------------------
                                                 1998        1997        1996
                                                 ----        ----        ----
                                                      (Dollars in Millions)
Financing revenues
  Retail and lease financing                   $3,869      $3,571      $3,822
  Operating leases                              7,233       7,260       7,215
  Wholesale and term loans                      1,629       1,746       1,607
                                                -----       -----       -----
    Total financing revenues                   12,731      12,577      12,644
Interest and discount                           5,787       5,256       4,938
Depreciation on operating leases                4,693       4,677       4,627
                                                -----       -----       -----
    Net financing revenue                       2,251       2,644       3,079
Mortgage revenue                                2,030       1,499         944
Insurance premiums earned                       1,859       1,360       1,158
Other income                                    1,295       1,159       1,228
                                                -----       -----       -----
    Net financing revenue and other             7,435       6,662       6,409
Expenses                                        5,498       4,448       4,332
                                                -----       -----       -----
Pre-tax income                                  1,937       2,214       2,077
Income tax expense                                612         913         837
                                               ------      ------      ------
    Net income                                 $1,325      $1,301      $1,240
                                                =====       =====       =====

Net income from automotive financing operations  $984        $910        $946
Net income from mortgage operations               115         167         102
Net income from insurance operations              226         224         192
                                               ------      ------      ------
    Net income                                 $1,325      $1,301      $1,240
                                                =====       =====       =====

GMAC Financial Review

   GMAC's 1998 consolidated net income increased 2% over 1997 to $1.3 billion. Net income from automotive financing operations totaled $984 million, up 8% from 1997. Earnings were higher due to retail asset growth, reduced credit losses and a lower effective income tax rate, partially offset by lower net interest margins and lower wholesale volume. Net income from insurance operations totaled $226 million, up from the $224 million earned in 1997. Net income from mortgage operations totaled $115 million, down from $167 million earned in 1997. Earnings were lower primarily as a result of reduced mortgage asset values due to higher prepayment levels.
   During 1998, GMAC financed 41.8% of new GM vehicle retail deliveries in the United States, up from 33.1% and 28.4% in 1997 and 1996, respectively. The improvements since 1996 primarily reflect higher volumes generated through special rate financing and lease incentive programs sponsored by GM. This improvement was achieved amid continued competitive pressures in the automotive financing marketplace.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

GMAC Financial Review (concluded)

    GMAC's automotive financing revenue totaled $12.7 billion in 1998, compared with $12.6 billion for both 1997 and 1996. Higher retail financing revenues in 1998 were partially offset by a decline in wholesale revenues, principally from the reduction in average wholesale receivable balances related to the GM work stoppages.
   GMAC's worldwide cost of borrowing decreased to 5.99%, compared with 6.30% and 6.57% in 1997 and 1996, respectively. The cost of borrowings in the United States was 5.89% in 1998, down from 6.39% and 6.51% in 1997 and 1996, respectively. The lower average borrowing costs since 1996 are largely a result of a decrease in U.S. interest rates and a greater proportion of floating rate debt compared to fixed rate debt.
   Net automotive financing revenue combined with mortgage revenue, insurance premiums, and other income increased to $7.4 billion, compared with $6.7 billion and $6.4 billion in 1997 and 1996, respectively. The increases in 1998 and 1997 are primarily due to results from mortgage and insurance operations, partially offset by reduced net automotive financing margins.
   Expenses increased by $1.1 billion and $116 million in 1998 and 1997, respectively. The increases during 1998 and 1997 were primarily due to higher costs for salaries and benefits, increased insurance losses, and other operating charges incidental to expanding mortgage and insurance business activities.
   GMAC's effective income tax rate for 1998 was 31.6%, compared with 41.2% in 1997 and 40.3% in 1996. The favorable change in 1998 was primarily attributable to lower U.S. and foreign taxes assessed on foreign source income and a favorable change resulting from periodic assessments of state and local income tax accruals. The unfavorable change in 1997 was primarily attributable to increases in accruals from prior years based on periodic assessment of the adequacy of such accruals and higher state and local income taxes.

Competitiveness Studies

    The global automotive industry continues to be increasingly competitive and is presently undergoing significant restructuring and consolidation activities. All of the major industry participants are continuing to increase their focus on efficiency and cost improvements, while excess capacity led to continuing price pressures. As a result, GMNA, GME, GMLAAM, and GMAP initiated studies in 1997 concerning the long-term competitiveness of all facets of their businesses. As market conditions continued to warrant such review, the competitiveness studies were again completed in 1998 in conjunction with the annual business planning cycle. Additional information regarding the competitiveness studies is contained in Note 2 to the GM consolidated financial statements as filed on April 15, 1999 on a Form 8-K dated April 12, 1999.
   Based on the results of these competitiveness studies, GM recorded pre-tax charges against income totaling $224 million ($228 million after tax, or $0.35 per share of $1-2/3 par value common stock) in 1998 and $5.0 billion ($3.1 billion after-tax, or $4.34 per share of $1-2/3 par value common stock) in 1997.
   In 1998, the pre-tax charges were comprised of $105 million ($80 million after-tax) for GMNA, $82 million ($51 million after-tax) for GMLAAM, and $37 million ($97 million after-tax) for GMAP. Overall, these charges had the effect of increasing 1998 cost of sales, depreciation and amortization and other expenses by $92 million, $67 million and $65 million, respectively. In 1997, the pre-tax charges were comprised of $3.8 billion ($2.4 billion after tax) for GMNA, $848 million ($488 million after-tax) for GME, $174 million ($170 million after-tax) for GMAP and $205 million ($128 million after-tax) for GM Automotive, Electronics and Other Operations' Other segment. These charges reduced 1997 net sales and revenues by $548 million and increased cost of sales, depreciation and amortization, and other expenses by $1.4 billion, $3.0 billion and $72 million, respectively. Accruals related to capacity reductions and expenses that were part of the 1997 charges that still remain as of December 31, 1998 total $1.1 billion. Going forward, GM's future cash requirements relating to the 1998 and 1997 charges are expected to total approximately $1.3 billion over the next five years, with over 70% evenly expended over the first three years.
   The competitiveness studies charges included amounts for underperforming assets, including both vehicle and component manufacturing assets, pursuant to GM's policy for the valuation of long-lived assets. Future investments relating to underperforming product lines will be expensed. Charges also include amounts for voluntary employee separation programs, recorded when the employee accepts the offer in accordance with GM's policy for such programs.
   GM will continue to monitor the competitiveness of all aspects of its businesses and further competitiveness studies will be undertaken when and as market conditions warrant.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Year 2000

   Many computerized systems and microprocessors that are embedded in a variety of products either made or used by GM have the potential for operational problems if they lack the ability to handle the transition to the Year 2000.
Because this issue has the potential to cause disruption of GM's business operations, GM, including Delphi, has developed a comprehensive worldwide program to identify and remediate potential Year 2000 problems in its business information systems and other systems embedded in its engineering and manufacturing operations. Additionally, GM has initiated communications and site assessments with its suppliers, its dealers and other third parties in order to assess and reduce the risk that GM's operations could be adversely affected by the failure of these third parties to adequately address the Year 2000 issue.
   One of GM's first priorities was the analysis of microprocessors used in GM passenger cars and trucks. This review included all current and planned models as well as the electronics in older cars and trucks produced during the period of approximately the last 15 years. GM began installing microchips capable of processing date information approximately 15 years ago. Most of the processors reviewed have no date-related functionality, and accordingly have no Year 2000 issues. Of the vehicles with processors that perform date-related functions, none have any Year 2000 issues.
   GM's Year 2000 program teams are responsible for remediating all of GM's information technology and embedded systems. Information technology principally consists of business information systems (such as mainframe and other shared computers and associated business application software) and infrastructure (such as personal computers, operating systems, networks and devices like switches and routers). Embedded systems include microprocessors used in factory automation and in systems such as elevators, security and facility management. GM's Year 2000 program includes assessment and remediation services provided by Electronic Data Systems Corporation (EDS) pursuant to a Master Service Agreement with GM.

   The Year 2000 program is being implemented in seven phases, some of which are being conducted concurrently:

    Inventory -- identification and validation of an inventory of all systems that could be affected by the Year 2000 issue. The inventory phase commenced in earnest in 1996 and is substantially complete. It has identified approximately 7,600 business information systems and about 1.7 million infrastructure items and embedded systems.

    Assessment -- initial testing, code scanning, and supplier contacts to determine whether remediation is needed and developing a remediation plan, if applicable. The assessment of business information systems is substantially complete and included a determination that about one quarter of such systems should be regarded as "critical" based on criteria such as the potential for business disruption. The assessment of infrastructure items and embedded systems was substantially completed by the end of 1998.

    Remediation -- design and execution of a remediation plan, followed by testing for adherence to the design. GM has substantially completed the remediation of its critical and non-critical systems. A small number of systems will be remediated or replaced in 1999. Unimportant systems have been and will continue to be removed from GM's Year 2000 inventory and will not be remediated. GM believes that it will meet its targets for Year 2000 readiness. In the normal course of its business plans, GM's Delphi Automotive Systems unit is incrementally implementing enterprise software that will replace and thereby eliminate the need to remediate certain existing systems. Implementation of this software at several Delphi sites is scheduled for completion in the first quarter of 1999, and another Delphi site implementation is not expected to be complete until July 1999.

    System Test -- testing of remediated items to ensure that they function normally after being replaced in their original operating environment. This phase is closely related to the remediation phase and follows essentially the same schedule.

    Implementation -- return of items to normal operation after satisfactory performance in system testing. This phase follows essentially the same schedule as remediation and system testing.

    Readiness Testing -- planning for and testing of integrated systems in a Year 2000 ready environment, including ongoing auditing and follow-up. Readiness testing is currently underway. This phase commenced during the fourth quarter of 1998 and is expected to be the major focus of the Year 2000 program throughout 1999.






                                    - 12 -
                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Year 2000 (continued)

    Contingency Planning -- development and execution of plans that narrow the focus on specific areas of significant concern and concentrate resources to address them. GM currently believes that the most reasonably likely worst case scenario is that there will be some localized disruptions of systems that will affect individual business processes, facilities or suppliers for a short time rather than systemic or long-term problems affecting its business operations as a whole. GM contingency planning will continue to identify systems or other aspects of GM's business or that of its suppliers that it believes would be most likely to experience Year 2000 problems. GM contingency planning will also address those business operations in which a localized disruption could have the potential for causing a wider problem by interrupting the flow of products, materials or data to other operations. Because there is uncertainty as to which activities may be affected and the exact nature of the problems that may arise, GM's contingency planning will focus on minimizing the scope and duration of any disruptions by having sufficient personnel, inventory and other resources in place to permit a flexible, real-time response to specific problems as they may arise at individual locations around the world. Some of the actions that GM may consider include the deployment of emergency response teams on a regional or local basis and the development of plans for the allocation, stockpiling or re-sourcing of components and materials that may be critical to our continued production. Specific contingency plans and resources for permitting the necessary flexibility of response are expected to be identified and put into place commencing in mid-1999.

   GM's communication with its suppliers is a focused element of the assessment and remediation phases described above. GM is a leading participant in an industry trade association, the Automotive Industry Action Group, which has distributed Year 2000 compliance questionnaires as well as numerous awareness and assistance mailings to about half of the 100,000 supplier sites that supply GM throughout the world. Responses to these questionnaires, which were generally sent to GM's principal suppliers, have been received from about half of the supplier sites to which they were sent. Many of the non-responding suppliers are communicating directly with GM on an informal basis. Additionally, GM has initiated its own review of suppliers considered to be critical to GM's operations, including more than 2,400 on-site assessments to date. These assessment efforts have been substantially completed with respect to the critical supplier sites. Based on its assessment activity to date, GM believes that a substantial majority of its suppliers are making acceptable progress toward Year 2000 readiness. GM has established a program to provide further assistance to suppliers that desire more input or that are believed to be at high risk of noncompliance as a result of the foregoing assessment efforts. This supplier assistance program currently includes providing compliance workshops and remediation consultants to work with suppliers on developing and implementing their own remediation programs. GM's contingency planning efforts described above are also expected to address any critical suppliers that GM identifies as being at high risk of encountering Year 2000 problems.
   GM is not relying entirely on the receipt of written assurances from suppliers with respect to their Year 2000 compliance. GM is also evaluating certain suppliers on a first-hand basis and seeking to enhance their likelihood of full Year 2000 readiness by actively assisting them with training and consultation regarding Year 2000 remediation projects. GM expects that information from our suppliers, written responses and interactions with them, will provide GM with a basis for further contingency planning and risk management.
   GM also has a program to work with its independent dealers on their Year 2000 readiness. This program includes distributing materials that assist dealers in designing and executing their own assessment and remediation efforts. GM has also included Year 2000 compliance criteria as part of its established program for certifying that third-party business information systems properly interface with other systems provided to dealers by GM.
   GM's direct Year 2000 program cost is being expensed as incurred with the exception of capitalizable replacement hardware and, beginning in 1999, internal-use software. Total incremental spending by GM is not expected to be material to the Corporation's operations, liquidity or capital resources.
   In addition to the work for which GM has direct financial responsibility, EDS is providing Year 2000-related services to GM, as required under the Master Service Agreement. These services are being provided by EDS as part of normal fixed price services and other on-going payments to EDS. GM's current forecast is that its total direct expenditures, and the value of services performed by EDS attributable to GM's Year 2000 program, will be between approximately $710 million and $780 million for its entire Year 2000 program. Of this amount, GM currently expects its total Year 2000 direct spending to be between approximately $450 million and $520 million, with peak spending occurring in the last quarter of 1998, and early in 1999. This total direct spending estimate includes an additional payment of $75 million that GM has agreed to pay to EDS at the end of the first quarter of 2000 if systems remediated by EDS under the Master Service Agreement do not cause a significant business disruption that results in a material financial loss to GM due to the millennium change. The estimated value of the services that EDS is required to provide to GM under the Master Service Agreement, attributable to work being performed in connection with GM's Year 2000 program, is approximately $335 million.





                                    - 13 -
                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Year 2000  (concluded)

   GM incurred approximately $40 million of Year 2000 expense during 1997 and approximately $145 million in 1998, of which, $7 million and $40 million was incurred on behalf of Delphi in 1997 and 1998, respectively. Also, the estimated value of services provided to GM by EDS during 1997 and 1998 under the Master Service Agreement that were attributable to work performed in connection with GM's Year 2000 program, was approximately $260 million. Thus, the total direct expenditures by GM, and value of Year 2000-related services performed by EDS in 1997 and 1998, attributable to GM's Year 2000 program, amounted to approximately $445 million.
   Despite the incremental Year 2000 spending expected to be incurred throughout the Corporation, GM's current business plan projects continued declining information technology expenses. GM's total Year 2000 costs noted above do not include information technology projects that have been accelerated due to Year 2000, which are estimated to be approximately $30 million.
   In view of the foregoing, GM does not currently anticipate that it will experience a significant disruption of its business as a result of the Year 2000 issue. However, there is still uncertainty about the broader scope of the Year 2000 issue as it may affect GM and third parties that are critical to GM's operations. For example, lack of readiness by electrical and water utilities, financial institutions, government agencies or other providers of general infrastructure could, in some geographic areas, pose significant impediments to GM's ability to carry on its normal operations in the area or areas so affected. In the event that GM is unable to complete its remedial actions as described above and is unable to implement adequate contingency plans in the event that problems are encountered, there could be a material adverse effect on GM's business, results of operations or financial condition.
   The foregoing discussion describes the Year 2000 program being implemented by GM, including Delphi, and its consolidated subsidiaries other than Hughes. Information about the Year 2000 efforts of Hughes can be found in Exhibit 99 to GM's December 31, 1998 Form 10-K.
   Statements made herein about the implementation of various phases of GM's Year 2000 program, the costs expected to be associated with that program and the results that GM expects to achieve constitute forward-looking information. As noted above, there are many uncertainties involved in the Year 2000 issue, including the extent to which GM will be able to successfully remediate systems and adequately provide for contingencies that may arise, as well as the broader scope of the Year 2000 issue as it may affect third parties that are not controlled by GM. Accordingly, the costs and results of GM's Year 2000 program and the extent of any impact on GM's operations could vary materially from those stated herein.

LIQUIDITY AND CAPITAL RESOURCES

Automotive, Electronics and Other Operations
--------------------------------------------

   Cash, marketable securities, and $3.0 billion of assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in fixed-income securities, at December 31, 1998 totaled $13.1 billion compared with $16.5 billion at December 31, 1997. During 1997, GM elected to pre-fund part of its other postretirement benefits liability, which is primarily related to postretirement health care expenses, by creating a VEBA trust. The total VEBA assets, which approximated $4.6 billion and $3.0 billion at December 31, 1998 and 1997, respectively, had the effect of reducing GM's postretirement benefits liability on the consolidated balance sheet.
   Net liquidity, calculated as cash and marketable securities less the total of loans payable and long-term debt, was $1.8 billion at December 31, 1998, a decrease of $5.3 billion from the prior year. GM previously indicated that it had a goal of maintaining $13.0 billion of cash and marketable securities in order to continue funding product development programs throughout the next downturn in the business cycle. This $13.0 billion target includes cash to pay certain costs that were pre-funded in part by VEBA contributions.
   Long-term debt was $7.1 billion at December 31, 1998, an increase of approximately $1.4 billion from the prior year. The ratio of long-term debt to long-term debt and GM investment in Automotive, Electronics and Other Operations was 58.1% and 38.6% at December 31, 1998 and 1997, respectively. The ratio of long-term debt and short-term loans payable to the total of this debt and GM investment was 61.8% and 41.3% at December 31, 1998 and 1997, respectively.
   GM believes it has sufficient resources to meet anticipated future cash flow requirements. In addition to cash flows from operations, GM and its subsidiaries maintain substantial lines of credit with various financial institutions. Additional information on GM's available credit facilities is contained in Note 10 to the GM consolidated financial statements as filed on April 15, 1999 on a Form 8-K dated April 12, 1999.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Financing and Insurance Operations
----------------------------------

   GM's Financing and Insurance Operations primarily consist of GMAC. At December 31, 1998, GMAC owned assets and serviced automotive receivables for others totaling $138.7 billion compared with $121.2 billion at year end 1997. Earning assets totaled $125.1 billion and $104.0 billion at December 31, 1998 and 1997, respectively. The increase in earning assets was primarily attributable to increases in automotive finance receivables outstanding, operating lease assets, the investments in securities portfolio, real estate mortgages outstanding and receivables due from GM. Cash and cash equivalents totaled $618 million and $759 million at December 31, 1998 and 1997, respectively.
   GMAC's consolidated finance receivables, net of unearned income, totaled $72.1 billion and $60.0 billion at December 31, 1998 and 1997, respectively. The higher outstanding balance was primarily attributable to a $7.5 billion worldwide increase in retail receivables, a $3.1 billion increase in U.S. and European wholesale receivables and a $1.8 billion increase in term loans.
   GMAC's liquidity, as well as its ability to profit from ongoing acquisition activity, is in large part dependent on its access to capital and the costs associated with raising funds in different segments of the capital markets. In this regard, GMAC regularly accesses the short-, medium-, and long-term debt markets, principally through commercial paper, term notes, and underwritten issuances. GMAC's borrowings outstanding at December 31, 1998 totaled $106.2 billion compared with $86.9 billion at December 31, 1997. GMAC's ratio of debt to stockholder's equity at December 31, 1998 was 10.8:1, up from 9.9:1 at December 31, 1997. The higher year-to-year debt levels were principally used to fund increased asset levels. GMAC has continued to use an asset securitization program as an alternative funding source and has sold finance receivables that it continues to service for a fee. The servicing portfolio of sold finance receivables totaled $7.3 billion and $12.4 billion at December 31, 1998 and 1997, respectively.
   GMAC and its subsidiaries maintain substantial bank lines of credit, which totaled $42.9 billion and $39.8 billion at December 31, 1998 and 1997, respectively. The unused portion of these credit lines totaled $33.2 billion at December 31, 1998, which was $2.8 billion higher than at December 31, 1997.

Book Value Per Share

   Book value per share of $1-2/3 par value common stock decreased to $20.00 from $22.37 at December 31, 1998 and 1997, respectively. Book value per share of Class H common stock decreased to $12.00 at December 31, 1998 from $13.42 at December 31, 1997. Book value per share was determined based on the liquidation rights of the various classes of common stock.

Stock Repurchases

   In February 1998, the GM Board of Directors (GM Board) approved a $4.0 billion stock repurchase program. Due to the previously mentioned work stoppages during the second and third quarters of 1998, stock repurchases were temporarily suspended as part of GM's cash conservation initiatives. The stock repurchases were reinstated during the first quarter of 1999 and are expected to be completed by the end of 1999. Upon completion of the $4.0 billion stock repurchase program, GM's stock repurchases since January 1997 will total $9.0 billion. In April 1999, GM redeemed the Series B Preference Stock pursuant to its option to do so which commenced on January 1, 1999.

CASH FLOWS

Automotive, Electronics and Other Operations
--------------------------------------------

   Net cash provided by operating activities was $8.7 billion, $9.6 billion, and $11.8 billion in 1998, 1997, and 1996, respectively. The decrease in net cash provided by operating activities in 1998 primarily resulted from a decrease in cash generated from lower net income primarily due to the work stoppages previously discussed, partially offset by lower VEBA contributions in 1998. The decrease in net cash provided by operating activities in 1997 primarily resulted from a $3.0 billion VEBA contribution and higher pension contributions, partially offset by an increase in cash generated from higher net income. Depreciation and amortization expenses increased by $3.5 billion in 1997 primarily due to the competitiveness studies charges.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Automotive, Electronics and Other Operations (concluded)
--------------------------------------------------------

   Net cash used in investing activities was relatively unchanged at $7.0 and $7.1 billion for 1998 and 1997, respectively. The increase in cash due to the net change in investments in other marketable securities and operating leases in 1998 was offset by the proceeds from borrowings of Hughes Defense prior to the spin-off of Hughes Defense in 1997. Net cash used in investing activities decreased $1.7 billion in 1997 from $8.9 billion in 1996. This decrease was primarily due to GM's receipt of $4.0 billion in proceeds from borrowings of Hughes Defense, partially offset by a $1.7 billion increase in investments in companies, net of cash acquired, which primarily related to the completion of the merger of the satellite service operations of former Hughes and PanAmSat. These amounts were also offset by an intercompany payment from EDS prior to its separation in 1996 and lower dividends received from GMAC in 1997.
   Net cash used in financing activities was $2.8 billion, $6.6 billion, and $1.3 billion in 1998, 1997 and 1996, respectively. The decrease in cash used for financing activities in 1998 was primarily due to a $2.6 billion net increase in loans payable and long-term debt and a decrease in cash used for stock repurchases. Net cash used in financing activities increased $5.3 billion in 1997 compared to 1996. During 1997, GM used $3.8 billion to acquire 63.5 million shares of $1-2/3 par value common stock. GM also used approximately $600 million to repurchase shares of $1-2/3 par value common stock for certain employee benefit plans during 1997. Also in 1997, net cash flows used in association with changes in long-term debt increased by approximately $1.8 billion compared with 1996 and reflected a combination of refinancing and retirement using GM's new commercial paper program and cash received in connection with the Hughes Transactions.

Financing and Insurance Operations
----------------------------------

   Cash provided by operating activities during 1998 totaled $5.6 billion, an increase from the $4.0 billion and $4.2 billion provided during the comparable 1997 and 1996 periods, respectively. The additional operating cash flow was primarily the result of increased mortgage activity.
   Cash used for investing activities during 1998 totaled $22.6 billion, compared with $12.1 billion and $6.5 billion during the same periods in 1997 and 1996, respectively. Cash usage increased primarily as a result of lower net finance receivable activity and a decrease in sales of retail receivables proceeds.
   Cash provided by financing activities during 1998 totaled $17.7 billion, compared with $8.3 billion and $2.6 billion of cash provided by financing activities during the comparable 1997 and 1996 periods, respectively. The change is primarily the result of increases in short- and long-term debt and lower dividends paid to GM.

Dividends

   Dividends may be paid on common stocks only when, as and if declared by the GM Board in its sole discretion. GM's policy is to distribute dividends on its $1-2/3 par value common stock based on the outlook and indicated capital needs of the business. In January 1999, the GM Board declared a quarterly cash dividend of $0.50 per share on $1-2/3 par value common stock, payable March 10, 1999. The GM Board also declared quarterly dividends on the Series B, Series D, and Series G Depositary Shares of $0.57, $0.495, and $0.57 per share, respectively, payable May 1, 1999. With respect to Class H common stock, which was recapitalized on December 17, 1997, the GM Board determined that it will not pay any cash dividends at this time in order to allow the earnings of Hughes to be retained for investment in its telecommunications and space businesses.

Health Care Expense and Other Postretirement Benefits

   The cost of postretirement medical, dental, vision, and life insurance benefits provided to retirees and eligible dependents are recognized in the consolidated financial statements during the period in which employees provide services to GM. Costs for medical, dental, vision, and life insurance benefits provided to employees during active service are expensed as incurred (pay-as-you-go). The components of postretirement benefits expense, the U.S. health care cost, and cash expenditures for GM's U.S. operations are set forth below (excluding cash expenditures for Hughes' and former Hughes' non-automotive employees, but including GMAC).
     GM is committed to reducing the burden of continuing health care cost increases. During 1997, GM elected to pre-fund part of its other postretirement benefits liability by creating a VEBA trust to which it contributed $3 billion of its cash reserves. In 1998, GM contributed an additional $1.7 billion to and paid $375 million in benefits from the VEBA trust. The VEBA assets had the effect of reducing GM's postretirement benefits liability on the consolidated balance sheet.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Health Care Expense and Other Postretirement Benefits (concluded)

                                           Year Ended December 31, 1998
                                           ----------------------------
                                       Postretirement   Health    Pay-As-You-Go
                                          Benefits     Care Cost      Cost*
                                          --------     ---------      -----
                                                (Dollars in Millions)
GM U.S. operations health care
   Postretirement medical, dental,
     and vision                           $2,829        $2,829          $ -
   Retired employees pay-as-you-go             -             -        2,012
   Active employees pay-as-you-go              -         1,717        1,717
                                           -----         -----        -----
      Total health care                    2,829        $4,546       $3,729
                                           -----
   Life insurance                            449
   Other subsidiaries - health care
     and life insurance                      193
                                           -----
      Total postretirement benefits
        expense                            3,471
   Less amounts allocated to discontinued
         operations                          966
                                           -----
      Postretirement benefits expense for
         continuing operations            $2,505
                                           =====

* Pay-as-you-go amounts for 1997 were $1.9 billion for retirees, $1.7 billion for active employees, and $3.6 billion in total.

     The master separation agreement between Delphi and GM provides in general that GM will retain other postretirement benefit liabilities related to Delphi's U.S. salaried employees retiring on or prior to January 1, 1999. The liabilities related to Delphi's U.S. salaried active and inactive employees retiring after January 1, 1999 will be assumed by Delphi. Delphi's U.S. hourly employees will continue to participate in the postretirement plans administered by GM until full separation from GM, and GM generally will retain postretirement benefit obligations for U.S. hourly employees retired on or before October 1, 1999. The amount of postretirement benefits expense allocated to Delphi for 1998 approximates $1.0 billion. Additional information related to employee benefit arrangements affected by the Delphi separation can be found in Note 23 to the GM consolidated financial statements as filed on April 15, 1999 on a Form 8-K dated April 12, 1999.
   GM has disclosed in its consolidated financial statements certain amounts associated with estimated future postretirement benefits other than pensions and classified such amounts as "accumulated postretirement benefit obligations," "liabilities," or "obligations." Notwithstanding the recording of such amounts and the use of these terms, GM does not admit or otherwise acknowledge that such amounts or existing postretirement benefit plans of GM (other than pensions) represent legally enforceable liabilities of GM.

GM Card

   GM sponsors a credit card program, entitled the GM Card program, which was introduced in the U.S. in September 1992 and subsequently in Canada, Australia, Brazil, Mexico, Chile and the United Kingdom. A cardholder's use of the card generates entitlements to rebates that can be used in connection with the cardholder's purchase or lease of a new GM vehicle.
   As the sponsor of the GM Card program, GM does not provide consumer credit. The program is used as a marketing tool to increase product sales. Independent banks issue the GM Card and are responsible for evaluating, extending, and funding credit to the cardholders, and are fully responsible for any credit card losses with no recourse against GM.
   In the U.S., GM Card rebates accumulate at a rate equal to 5% of all spending for goods or services charged on the GM Card up to a maximum rebate amount of $500 per year. The rebates, which expire in 7 years, may be applied over and above all sales allowances in the market at the time of vehicle purchase or lease. GM is solely responsible to cardholders for rebates. Provisions for GM Card rebates are recorded as reductions in revenue at the time of vehicle sale. GM has the right to prospectively modify the plan.
   Rebates redeemed worldwide during 1998, 1997, and 1996 were $705 million, $656 million, and $443 million, respectively. Cardholder rebates available worldwide for future redemption when the cardholder purchases or leases a new GM vehicle amounted to $3.7 billion and $3.5 billion (net of deferred program income) at December 31, 1998 and 1997, respectively. GM anticipates that profits from incremental sales resulting from the GM Card program, along with deferred program income, will more than offset future rebate costs associated with the GM Card.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Deferred Income Taxes

   At December 31, 1998, GM's consolidated balance sheet included a net deferred tax asset of approximately $17.8 billion related to net future deductible temporary differences (see Note 6 to the GM consolidated financial statements) in the United States of which approximately $13.8 billion related to the obligation for postretirement benefits other than pensions. Realization of the net deferred tax asset is dependent upon profitable operations in the United States and future reversals of existing taxable temporary differences. Although realization is not assured, GM believes that it is more likely than not that such benefits will be realized through the reduction of future taxable income. Management has carefully considered various factors in assessing the probability of realizing this deferred tax asset including:
   . The operating results of GMNA over the most recent three year period and overall financial forecasts of book and taxable income for the 1999-2003 period. Further improvements are expected by continuing efforts to maintain GM's competitiveness, including actions relating to reducing material costs through global sourcing and increasing efficiency through lean manufacturing.
   . Operating results of GMAC and Hughes which generated U.S. pre-tax income of approximately $1.8 billion, $3.3 billion, and $3.1 billion in 1998, 1997, and 1996, respectively.
   . The ability to utilize tax planning, such as capitalization of research and experimentation costs for tax purposes, so that GM does not have, and does not expect to generate in the near future, any significant U.S. federal tax net operating loss carryforwards.
   . The extended period of time over which the tax assets can be utilized. Postretirement benefits become tax deductions over periods up to 50 years.
   . The fact that GM has never lost deferred federal tax assets due to the expiration of a U.S. net operating loss carryforward.
   Dividends received from foreign operations for U.S. federal income tax purposes totaled approximately $3.1 billion, $2.6 billion, and $1.0 billion in 1998, 1997, and 1996, respectively.

Pensions

   At December 31, 1998, GM's total worldwide net unfunded pension position increased to $6.3 billion ($1.2 billion for the U.S. automotive qualified hourly/salary plans and $5.1 billion for all other plans worldwide) from $5.0 billion a year ago ($0.5 billion for the U.S. automotive qualified hourly/salary plans and $4.5 billion for all other plans worldwide). The predominant factor contributing to the increase in the unfunded position of the U.S. automotive qualified hourly/salary plans was a 25 basis point decline in the discount rate used to measure the pension obligation at the end of 1998 compared to 1997
(6.75% and 7.00%, respectively). During 1998 and 1997, GM contributed $1.1 billion and $1.5 billion in cash, respectively, to its U.S. hourly pension plans.
   On an economic basis, GM continues to maintain a fully-funded status for its U.S. hourly and salaried pension plans as of December 31, 1998. The economic basis of measuring the U.S. hourly and salaried pension liability differs from the Statement of Financial Accounting Standards (SFAS) No. 87 basis, Employers' Accounting for Pensions, required by GAAP, but GM believes it to be a better measure of GM's ongoing economic exposure for pension obligations and as such uses this as a measure to determine its funded status. The economic basis discounts pension liabilities at the long-term asset earnings rate assumption (currently 10.0%) rather than at a variable, year-end market rate as required by SFAS No. 87 (currently 6.75%). In periods of low interest rates, as in the current market environment, the SFAS No. 87 liability will generally exceed the liability calculated on an economic basis, whereas in periods of high interest rates the economic basis liability will generally exceed the SFAS No. 87 liability.
   The master separation agreement between Delphi and GM provides generally that pension plan assets and liabilities related to Delphi's U.S. salaried active and inactive employees retiring after January 1, 1999 will be assumed by Delphi. Delphi has established defined benefit pension plans for its salaried employees under the same terms that existed for the GM plans as of January 1, 1999. Delphi's financial data classified as discontinued operations reflect the assets and liabilities related to U.S. salaried employees that Delphi will assume pursuant to the master separation agreement, and exclude employee benefit obligations and assets related to salaried employees retired on or before January 1, 1999. Generally, Delphi's U.S. hourly employees will continue to participate in the defined benefit pension plan for hourly workers administered by GM until full separation from GM. Generally, Delphi will assume the pension obligations for U.S. hourly employees who retire after October 1, 1999 and GM will retain pension obligations for U.S. hourly employees who retire on or before October 1, 1999. The amount of such obligations varies depending on factors such as discount rates, asset returns, contribution levels and other factors. The obligation attributable to Delphi classified as discontinued operations was $2.1 billion and $1.7 billion at December 31, 1998 and 1997, respectively. Additional information related to employee benefit arrangements affected by the Delphi separation can be found in Note 23 to the GM consolidated financial statements as filed on April 15, 1999 on a Form 8-K dated April 12, 1999.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Environmental Matters

   GM is subject to various laws relating to the protection of the environment including laws regulating air emissions, water discharges, waste management, and environmental cleanup. GM is also in various stages of investigation and remediation for sites where contamination has been alleged.
   The liability for worldwide environmental cleanup was approximately $500 million and $590 million at December 31, 1998 and 1997, respectively. In future periods, new laws or regulations, advances in technologies, additional information about the ultimate remedy selected at new and existing sites, and GM's share of the cost of such remedies could significantly change GM's estimates.
   The process of estimating such liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remedy and technology will be required, the outcome of discussions with regulatory agencies and other potentially responsible parties (PRPs) at multi-party sites, and the number and financial viability of other PRPs.
   In 1998, 1997, and 1996, GM expensed $72 million, $63 million, and $68 million, respectively, for environmental investigation, remediation, and waste management. In addition, worldwide capital expenditures, as discussed previously, included $83 million, $91 million, and $99 million in 1998, 1997, and 1996, respectively, for various environmental matters.

Euro Conversion

   On January 1, 1999, eleven of fifteen member countries of the European Union established fixed conversion rates between their existing currencies and adopted the euro as their new common currency. The euro trades on currency exchanges and the legacy currencies remain legal tender in the participating countries for a transition period until January 1, 2002. Beginning on January 1, 2002, euro denominated bills and coins will be issued and legacy currencies will be withdrawn from circulation.
   GM has established plans to assess and address the impact to GM as a result of the euro conversion. The introduction of the euro on January 1, 1999 has increased the pace of price harmonization throughout Europe. GM has developed a comprehensive program to identify, analyze and determine the best strategy to address this price harmonization. GM is analyzing all aspects of its pricing strategy to minimize any potential risk of this pricing harmonization.
   In addition, the Corporation has reviewed and has made required modifications to applicable information technology systems and contracts based on the new currency.
   GM believes the introduction of the euro does not have any material tax consequences, and also believes it reduces its overall foreign exchange risk as the number of currencies in which it transacts is now reduced.
   GM believes that the euro conversion will not have a material adverse impact on its financial position or results of operations.

Employment

Worldwide employment at December 31, (in thousands)
                                                 1998        1997       1996(1)
                                                 ----        ----       -------
  GMNA                                            226         237         245
  GME                                              84          79          79
  GMLAAM                                           24          27          23
  GMAP                                             10          10           9
  GMAC                                             24          21          18
  Hughes                                           15          14          12
  Other                                            13          10           8
                                                 ----        ----       -----
    Total employees                               396         398         394
                                                  ===         ===         ===


(1) Amounts have been adjusted to reflect the changes to GM's organizational structure resulting from the restructuring of former Hughes which occurred in December 1997. As such, Delphi adjusted amounts include Delco and Hughes adjusted amounts exclude Delco and Hughes Defense.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

New Accounting Standards

   In the first quarter of 1998, the AICPA's Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP requires that entities capitalize certain internal-use software cost once specific criteria are met. Currently, GM generally expenses the costs of developing or obtaining internal-use software as incurred. GM will adopt SOP 98-1 on January 1, 1999, as required. GM expects that under the new SOP, approximately $260 million to $320 million in spending will be capitalized in 1999 that would have otherwise been expensed.
   In the second quarter of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilitiies in the statement of financial position and measure those instruments at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. GM plans to adopt SFAS No. 133 by January 1, 2000, as required. GM is currently assessing the impact of this Statement on GM's consolidated financial statements.

Forward-Looking Statements

   Following are the principal important factors which may cause actual results to differ materially from those expressed in forward-looking statements made by the managements of GM, Hughes and Delphi:

   . Changes in economic  conditions,  currency  exchange  rates,  or  political stability in the major markets where the corporation procures material, components, and supplies for the production of its principal products or where its products are produced, distributed, or sold (i.e., North America, Europe, Latin America and Asia-Pacific), including the effects of current economic problems in Asia and political problems in the Far East.
   . Shortages  of  fuel  or  interruptions  in  transportation  systems,  labor strikes, work stoppages, or other interruptions to or difficulties in the employment of labor in the major markets where the corporation purchases material, components, and supplies for the production of its products or where its products are produced, distributed or sold.
   . Significant  changes in the  competitive  environment  in the major markets where the corporation purchases material, components and supplies for the production of its products or where its products are produced, distributed, or sold.
   . Changes  in  the  laws,  regulations,   policies  or  other  activities  of
     governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of the corporation's products, the cost thereof or applicable tax rates.
   . The ability of the corporation to achieve reductions in cost and employment levels, to realize production efficiencies, and to implement capital expenditures, all at the levels and times planned by management.
   . With respect to Hughes, additional risk factors include: the ability to achieve subscriber growth in its Direct-To-Home businesses, the ability to sustain technological competitiveness, the possible failure or delay of planned satellite launches, access to capital and financial flexibility in order to take advantage of new market opportunities, the ability to complete strategic acquisition of businesses and assets, and the ability to respond to competitive pressures and react quickly to other major changes in the marketplace.



                                 * * * * * *

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Quantitative and Qualitative Disclosures About Market Risk

   GM is exposed to market risk from changes in foreign currency exchange rates, interest rates and certain commodity and equity security prices. In order to manage the risk arising from these exposures, GM enters into a variety of foreign exchange, interest rate, and commodity forward contracts and options.
   A discussion of GM's accounting policies for derivative instruments is included in Note 1 to the GM consolidated financial statements and further disclosure is provided in Notes 10, 11, and 12 to the GM consolidated financial statements.
   GM maintains risk management control systems to monitor foreign exchange, interest rate, commodity and equity price risks, and related hedge positions. Positions are monitored using a variety of analytical techniques including market value, sensitivity analysis, and value-at-risk models. The following analyses are based on sensitivity analysis tests which assume instantaneous, parallel shifts in exchange rates, interest rate yield curves, and commodity and equity prices. For options and instruments with non-linear returns, models appropriate to the instrument are utilized to determine the impact of sensitivity shifts.

Foreign Currency Exchange Rate Risk
   GM has foreign currency exposures related to buying, selling, and financing in currencies other than the local currencies in which it operates. More specifically, GM is exposed to foreign currency risk related to uncertainty to which future earnings or assets and liability values are exposed due to operating cash flows and various financial instruments that are denominated in foreign currencies. GM's most significant foreign currency exposures relate to Canada, Mexico, Western European countries (primarily Germany, United Kingdom, Spain, Italy, Belgium and France), Australia, Japan and Brazil. As of December 31, 1998 and 1997, the net fair value liability of financial instruments with exposure to foreign currency risk was approximately $3.5 billion and $1.9 billion, respectively. The potential loss in fair value for such financial instruments from a hypothetical 10% adverse change in quoted foreign currency exchange rates would be approximately $161 million and $190 million for 1998 and 1997, respectively.
   The model assumes a parallel shift in the foreign currency exchange rates. Exchange rates rarely move in the same direction. The assumption that exchange rates change in a parallel fashion may overstate the impact of changing exchange rates on assets and liabilities denominated in a foreign currency.

Interest Rate Risk
   GM is subject to market risk from exposure to changes in interest rates based on its financing, investing, and cash management activities. GM enters into various financial instrument transactions to maintain the desired level of exposure to the risk of interest rate fluctuations and to minimize interest expense. More specifically, General Motors Acceptance Corporation (GMAC) and its affiliates have also entered into contracts to provide commercial and retail financing, retain mortgage servicing rights, and to retain various assets related to mortgage securitization. Certain exchange traded future and option contracts, interest rate caps and floors, along with various investments, have been entered into to reduce the interest rate risk related to these activities and manage potential prepayment activity associated with mortgage servicing rights. The GMAC Mortgage Group (GMACMG) manages prepayment risk associated with its capitalized mortgage servicing rights with U.S. Treasury options and futures. Since the derivative instruments do not have identical characteristics to the underlying mortgage servicing rights, GM is exposed to basis risk. GMACMG mitigates this risk through a historical review of value change in various interest rate scenarios when establishing and maintaining its hedge program. As of December 31, 1998 and 1997, the net fair value liability of all financial instruments held for purposes other than trading with exposure to interest rate risk was approximately $15.9 billion and $3.7 billion, respectively. The potential decrease in fair value resulting from a hypothetical 10% shift in interest rates would be approximately $90 million and $214 million for 1998 and 1997, respectively. The net fair value asset of all financial instruments held for trading purposes with exposure to interest rate risk was approximately $3.2 billion and $2.1 billion for 1998 and 1997, respectively. The potential loss in fair value resulting from a hypothetical 10% shift in interest rates would be approximately $84 million and $43 million for 1998 and 1997, respectively.
   The SEC disclosures on market risk require that all financial instruments, as defined by Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, should be included in the quantitative disclosure calculation. Operating leases are not required to be disclosed by SFAS No. 107, and have not been presented as part of the sensitivity analysis. This is a significant limitation to the analysis presented. While the sensitivity analysis will show a fair market value change for the debt which funds GM's operating lease portfolio, a corresponding change for GM's operating lease portfolio, which had a book value of $37.1 billion and $33.7 billion as of December 31, 1998 and 1997, respectively, was not considered by the model. As a result, the overall impact to the fair market value of financial instruments from a hypothetical change in interest rates may be overstated.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Interest Rate Risk (concluded)
   There are certain shortcomings inherent to the sensitivity analyses presented. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, changes are rarely instantaneous. Although certain assets and liabilities may have similar maturities or periods to repricing, they may not react correspondingly to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Finance receivables are less susceptible to prepayments when interest rates change, while prepayments on many mortgage related instruments are directly affected by a change in interest rates. As such, GM's model does not address prepayment risk for automotive related finance receivables, but does consider prepayment risk for mortgage related instruments that are highly sensitive to prepayment risk. However, in the event of a change in interest rates, actual loan prepayments may deviate significantly from assumptions used in the model. Further, certain assets, such as adjustable rate loans, have features, such as annual and lifetime caps, that restrict changing the interest rates both on a short-term basis and over the life of the asset. Finally, the ability of certain borrowers to make scheduled payments on their adjustable rate loans may decrease in the event of an interest rate increase.

Commodity Price Risk
   GM enters into commodity forward and option contracts. Such contracts are executed to offset GM's exposure to the potential change in prices mainly for various non-ferrous metals used in the manufacturing of automotive components. The net fair value liability of such contracts, excluding the underlying exposures, as of December 31, 1998 and 1997 was approximately $200 million and $42 million, respectively. The potential change in the fair value of commodity forward and option contracts, assuming a 10% change in the underlying commodity price, would be approximately $203 million and $111 million at December 31, 1998 and 1997, respectively. This amount excludes the offsetting impact of the price risk inherent in the physical purchase of the underlying commodities.

Equity Price Risk
   GM holds investments in various available-for-sale equity securities which are subject to price risk. The fair value of such investments, as of December 31, 1998 and 1997 was approximately $1.2 billion and $899 million, respectively. The potential change in the fair value of these investments, assuming a 10% change in prices would be approximately $121 million and $90 million for 1998 and 1997, respectively.

Forward-Looking Statements
   The above discussion and the estimated amounts generated from the sensitivity analyses referred to above include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted previously are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should not be considered projections by GM of future events or losses.


                                 * * * * * *

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    April 21, 1999
        -----------------
                                            By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)